EXHIBIT 10.11
                                                                   -------------



                                 PROMISSORY NOTE

$150,000.00                                                        July 15 2002
                                                          Moorestown, New Jersey

         FOR. VALUE RECEIVED, on the terms and conditions hereinafter stated, MICHAEL J. GREBE ("Borrower") hereby promises to pay to Interline Brands, Inc., a New Jersey corporation, or registered assigns (the "Holder"), on the third anniversary of the date hereof (the "Maturity Date") the principal amount of One Hundred Fifty Thousand Dollars ($150,000.00) together with interest accrued thereon.

         1. PRINCIPAL PAYMENT. All principal and accrued and unpaid interest shall be due on the Maturity Date. If the Maturity Date is a Saturday, a Sunday or a legal holiday, payment may be made on the next succeeding business day that is not a Saturday, Sunday or a legal holiday, and interest on the amount payable shall accrue for the intervening period.

         2. INTEREST RATE. Interest shall accrue from the date hereof on the principal amount and shall be at the greater of (a) the LIBOR Rate or (b) 5% per annum. Interest will be computed on a 365 day year and will be accrued on the number of days funds are actually outstanding.

         3. MANNER AND PLACE OF PAYMENT. Payment of the principal amount and interest accrued thereon, shall be made in U.S. dollars in immediately available funds, at the place and in the manner specified by Holder in writing not later than 5:00 p.m., Philadelphia time, on the date on which such payment shall become due.

         4. PREPAYMENT. This Note is subject to prepayment, in whole or in part, prior to the Maturity Date without any prepayment charge, interest or penalty.

         5. EVENT OF DEFAULT. If the Borrower shall default in the due and punctual payment of the principal amount of this Note, or any other amounts payable hereunder, or default in the performance or observation of any of the covenants, agreements or conditions contained in this Note (herein called "Event of Default") and such Event of Default shall have occurred and be continuing (whatever the reason for such Event of Default, whether it shall be voluntary or involuntary or by operation of law or otherwise) for a period of ten days following written notice from the Holder to the Borrower of such default, then the Holder may, by written notice to the Borrower, declare the unpaid principal amount of this Note to be, and the same shall forthwith become, immediately due and payable together with the interest accrued thereon. The Borrower shall pay to the Holder, upon demand, the costs and expenses incurred by the Holder in connection with any default by the Borrower under this Note or the enforcement of the Holder's rights hereunder, including, without limitation, the reasonable fees and expenses of the Holder's counsel.

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         6.       DEFINITIONS.

                  a. "Interest Period" means a one year period commencing on the date hereof and each anniversary of the date hereof thereafter.

                  b. "LABOR Rate" means, with respect to any Interest Period, an interest rate per annum for deposits in U.S. dollars in the London interbank borrowing market for a term comparable to such Interest Period, which rate appears in the Money Rates section of the Wall Street Journal, on the date two business days prior to the first day of each Interest Period (which rate shall be rounded upward, if necessary, to the next higher 1/100 of 1%); PROVIDED, HOWEVER, that if more than one such offered rate appears on such service on such date, the offered rate shall be deemed to be the arithmetic average (rounded upward, if necessary, to the next higher of 1/100 of 1%) of such offered rates.

         7. NOTICES. All notices, requests, consents and demands shall be made in writing and shall be given by facsimile transmission (with confirmation postmarked on the same day), by courier service (with proof of service), hand delivery, or registered or certified mail (return receipt requested and first class postage prepaid) to the following addresses:

         If to the Borrower, to him at:

                  Michael J. Grebe
                  804 Hawks Nest Court
                  Ponte Vedra Beach, FL  32082
                  Fax No.:  904-280-4371

         If to Holder, to it at:

                  Interline Brands, Inc.
                  801 West Bay Street
                  Jacksonville, FL  32204
                  Attention:  Tom Tossavainen
                  Fax No.:  904-680-3618

         with a copy to:

                  Dechert
                  4000 Bell Atlantic Tower
                  1717 Arch Street
                  Philadelphia, PA  19103
                  Attention:  David S. Denious
                  Fax No.:  215-994-2222

or to such address as any party shall specify by written notice. Notices hereunder shall be effective when telecopied, personally delivered or mailed.

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         8.       JURISDICTION; APPLICABLE LAW.

         The laws of the State of New Jersey (without regard to principles of conflict of laws that would cause the application of the laws of any other jurisdiction) shall govern the construction, interpretation, and enforceability of this Note and any dispute, case, or controversy arising in or under or related to or connected with this Note or the relationship between or among the parties hereto, whether sounding in tort, contact, or other legal or equitable relief.

         Nothing in this Note shall affect the right of the Holder to serve legal process in any manner permitted by law or affect the right of the Holder to bring any action or proceeding against the Borrower in the courts of any other jurisdiction.


                                   /s/ Michael J. Grebe
                                   --------------------------------------------
                                   [Borrower] Michael J. Grebe

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                                                                       EXHIBIT A
                             WILMAR INDUSTRIES, INC.
                              2000 STOCK AWARD PLAN

                          BENEFICIARY DESIGNATION FORM

         WHEREAS, pursuant to the terms of the Wilmar Industries, Inc. 2000 Stock Award Plan (the "Plan"), Andrea Luiga (the "Participant") has been granted an award of 15,722 shares of common stock, par value per share $0.01, of Wilmar Industries, Inc. (the "Company"), subject to certain restrictions as described in the Plan and a Restricted Stock Award Agreement between the Participant and the Company dated September 29, 2000 (the "Restricted Stock").

         WHEREAS, the Restricted Stock Award Agreement provides that if the Participant dies after the restrictions on the Restricted Stock have lapsed with respect to shares of Restricted Stock, but the certificates representing such shares have not been transferred to the Participant, then a designated beneficiary of the Participant is entitled to receive such certificate.

         NOW THEREFORE, the Participant hereby designates the individual listed below as the designated beneficiary of the Restricted Stock.


__________________________________
Participant

                                        Beneficiary's Name and Address:


                                        __________________________________
                                        __________________________________
                                        __________________________________


                                        Relationship to Participant:


Dated:  __________________________      __________________________________